Exhibit 3.54

State of Delaware Secretary of State Division of Corporations Delivered 08:21 AM 07/02/2012 FILED 08:21 AM 07/02/2012 SRV 120796358 - 3922553 FILE

CERTIFICATE OF MERGER

FOR THE MERGER OF PROJECT GEMINI ACQUISITION CORP.

WITH AND INTO

VIZU CORPORATION

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

Vizu Corporation, a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Project Gemini Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company continuing as the surviving corporation after the Merger (the “Surviving Corporation”):

FIRST:	The Company and Merger Sub are the constituent corporations in the Merger, and each is a corporation incorporated pursuant to the laws of the State of Delaware.

SECOND:	An Agreement and Plan of Merger (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by the Company and by Merger Sub in accordance with the provisions of Section 228 and Section 251 of the Delaware General Corporation Law.

THIRD:	The surviving corporation of the Merger shall be Vizu Corporation.

FOURTH:	Upon the effectiveness of the Merger, the Restated Certificate of Incorporation of the Company, the Surviving Corporation, shall be amended and restated to read in its entirety as set forth in Attachment A attached hereto.

FIFTH:	The executed Merger Agreement is on file at the principal place of business of the Company, the Surviving Corporation, at 185 Berry Street, Suite 5200, San Francisco, CA 94107.

SIXTH:	A copy of the executed Merger Agreement will be furnished by the Company, the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

SEVENTH:	The Merger shall become effective upon filing with the Delaware Secretary of State.

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IN WITNESS WHEREOF, Vizu Corporation has caused this Certificate of Merger to be executed by its duly authorized officer as of July 2, 2012.

Vizu Corporation

By	/s/ Dan Beltramo
Dan Beltramo
Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

Attachment A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIZU CORPORATION

1. The name of the corporation is Vizu Corporation.

2. The address of its registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, Zip Code 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) with a par value of $0.01 per share. All such shares are of one class and are shares of common stock.

5. The corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

7. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

8. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

9. No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If there is any amendment or revocation of this provision, the liability of any director for any action taken prior to the amendment or revocation will not be affected thereby.

10. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. An indemnitee shall also have the right to be paid by the corporation the expense (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition to the extent permitted by the Delaware General Corporation Law. No amendment or repeal of this provision shall apply to or have any effect on the rights of indemnification of any indemnitee with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

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